Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS SECOND QUARTER 2010 RESULTS

Digital Cable Penetration Now Exceeds 40%

Rebased Revenue Growth Improving

Stock Repurchase Activity Continuing

Englewood, Colorado — August 3, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the second quarter (“Q2”) ended June 30, 2010. Highlights for the quarter compared to the same period for 2009 (unless noted), include:(1)

•                  Organic RGU(2) additions of 169,000 increased by 80% or 75,000 RGUs

•                  Revenue of $2.17 billion and Operating Cash Flow (“OCF”)(3) of $985 million

•                  Reflects reported revenue and OCF growth of 20% and 21%, respectively

•                  Represents 5% rebased(4) revenue and OCF growth

•                  Operating income expanded by 120% to $327 million

•                  Cash provided by operating activities from continuing operations of $351 million

•                  Adjusted Free Cash Flow (“Adjusted FCF”)(5) of $62 million in Q2 and $358 million in first half

•                  Consolidated cash position of $3.5 billion at June 30, 2010

•                  Repurchased 22 million common shares totaling approximately $575 million YTD June 30, 2010

Commenting on the results, Liberty Global President & CEO Mike Fries said, “Our results demonstrate steady growth as we remain focused on driving penetration of our next-generation broadband and digital TV services. We added 544,000 advanced service(6) RGUs during the second quarter, a 15% increase compared to Q2 2009. This improvement was driven in part by a 59% increase in broadband subscriber additions on the back of our rapidly expanding ‘Fiber Power’ products. In addition, digital cable remains our fastest growing product for the eleventh consecutive quarter due in part to demand for high-definition (“HD”) programming and digital video recorders (“DVRs”). In Q2, our HD subscriptions increased by more than 110% from the comparable period last year, with over 260,000 subscriptions added during the recent quarter.”

“From a financial perspective, these subscriber gains helped fuel Q2 rebased revenue and OCF growth of 5% each. We are especially pleased with our top-line performance, as we delivered higher rebased revenue growth for the second straight quarter. In terms of our balance sheet, we had consolidated total liquidity(7) of $4.8 billion, including $3.5 billion of cash and cash equivalents at June 30, 2010 and we continue to optimize our leverage in terms of maturity profile and interest rates. So far this year, we have extended the maturity of over $1.6 billion of debt, and now our average duration exceeds six years. During the second quarter, we significantly stepped up our stock buyback program, repurchasing over $550 million of equity and equity-linked securities, and we began July with approximately $210 million of availability under our share repurchase program.”

“Looking ahead to the second half of the year, we believe that we will continue to successfully exploit our competitive advantages in broadband speeds, high-definition and on-demand programming. Together with the expansion of simplified triple play offerings in our fall campaigns, these should help drive faster organic RGU growth in the second half, particularly in Q4. In the meantime, we will maintain our opportunistic approach to M&A and capital structure management which, with our substantial liquidity position, we are well-positioned to do.”

PRESS RELEASE

Subscriber Statistics(8)

At June 30, 2010, we provided our 17.7 million customers a total of 27.3 million services, consisting of 16.9 million video, 6.1 million broadband internet, and 4.3 million telephony RGUs. Of our total customer base, 34% subscribe to more than one product, representing a bundling ratio of 1.54 products per LGI customer. Excluding our newly-acquired cable operation in Germany, our bundling ratio reached 1.63, with more than 40% of our customers taking a bundle and over 20% taking a triple play bundle.

For the second quarter of 2010, we reported RGU additions of 169,000, up 80% over our 94,000 additions in Q2 2009. Geographically, our Western European and Chilean operations reported 164,000 and 27,000 subscriber additions, respectively, while our Central and Eastern European (“CEE”) operations realized a loss of 24,000 RGUs for the period. Our strong Q2 subscriber performance in Western Europe was driven by Germany, the Netherlands and Belgium, which added 73,000, 38,000 and 26,000 RGUs, respectively. Additionally, Chile’s performance in the second quarter reflected significant improvement over its earthquake-impacted first quarter, with organic Q2 net additions exceeding the corresponding Q1 amount by 22,000 RGUs. Our total LGI subscriber additions were hampered by Romania, which lost 54,000 RGUs in Q2 2010, as compared to a loss of 1,000 in the corresponding prior year quarter.

Excluding Germany, which we acquired in January 2010, we realized RGU additions of 96,000 for the three months ended June 30, 2010. Furthermore, if we were to exclude our net RGU loss in Romania, we would have reported RGU additions of 151,000, a 58% improvement from the comparable amount in Q2 2009.

By product, our 169,000 additions for the second quarter were comprised of 151,000 broadband internet and 126,000 telephony subscriber additions that were partially offset by a video loss of 108,000 RGUs. On a year-over-year basis, we realized net add improvements of 59% and 27% for our broadband internet and telephony businesses, respectively. Similar to our Q1 2010 results, our year-over-year increases were due largely to the addition of Germany, sales of our Fiber Power data products, and demand for our bundled offers. Specifically, the momentum we have generated in the Netherlands continued during Q2, as our Dutch operation added 49,000 combined broadband internet and telephony RGUs, as compared to 8,000 broadband internet and telephony RGUs for the same 2009 period. As we approach the fall selling season, we anticipate that our attractively positioned bundles and the ability to deliver next-generation broadband speeds to a majority of our European two-way footprint will result in strong take-up of our broadband internet and telephony products in the second half of the year, especially in Q4.

In the second quarter of 2010, we realized a video subscriber loss of 108,000, which compares to a loss of 100,000 video subscribers for the respective prior year period. The primary contributor to our increased year-over-year loss was our Romanian operation, which lost 41,000 video subscribers in Q2 2010, as compared to 15,000 in Q2 2009. This principally reflects analog churn associated with the expiration of customer loyalty contracts. Excluding Romania in both Q2 periods, our video subscriber loss would have improved 19%, from 84,000 in Q2 2009 to 68,000 in Q2 2010.

For the three months ended June 30, 2010, we added 267,000 digital cable subscribers. In volume terms, our operations in Belgium, Germany, the Netherlands and Poland, collectively added 161,000 digital cable subscribers or approximately 60% of our total digital cable additions in Q2 2010. During Q2, our consolidated digital penetration(9) crossed the 40% threshold, up from 33% at Q2 2009. Of our 6.2 million digital cable subscriber base, approximately 38% subscribe to a DVR and/or an HD product. A key development in the second quarter was our acceleration in HD growth, as over 260,000 customers added an HD or HD/DVR service to their digital package. This represents growth of over 70%, as compared to our average uptake of HD subscriptions over the last four quarters. Driving this momentum was a combination of customer demand to view the recent World Cup matches in HD quality, and the continued expansion of broadcast and on-demand HD content.

PRESS RELEASE

Revenue

For the three and six months ended June 30, 2010, our consolidated revenue increased 20% to $2.17 billion and 24% to $4.35 billion, respectively, as compared to the corresponding prior year periods. Excluding the impact of foreign currency movements (“FX”), our increased revenue in both periods was due largely to the acquisition of Unitymedia and, to a lesser extent, organic growth. In terms of rebased growth, after adjusting for FX movements and acquisitions, we realized 5% and 4% revenue growth in the three and six months ended June 30, 2010, respectively, as each of our three core services (broadband internet, telephony and video), exhibited growth on a year-over-year basis.

In terms of Q2 rebased revenue growth, our Australian and Western European (including Belgium) operations achieved rebased growth of 6% and 5%, respectively, as compared to the corresponding prior year period. Of particular note, we achieved our second consecutive quarter of 5% rebased revenue growth in Western Europe. A key driver of this improved growth over the 2009 comparable period has been our Dutch operation. Benefitting from three strong quarters of subscriber additions, the Netherlands delivered 6% rebased growth, its best quarter since Q2 2007. Additionally, our Chilean operation rebounded from flat year-over-year growth in Q1, with 4% rebased revenue growth in Q2. Similar to the first quarter, our rebased revenue growth continues to be adversely impacted by competitive challenges in certain of our operations in CEE, particularly in Hungary. However, supported by strong rebased revenue growth in Poland of 10%, we experienced flat year-over-year rebased revenue growth in our total CEE segment.

For the second quarter, our consolidated ARPU(10) per customer was $34.07, reflecting a year-over-year decline of 8% on an FX-adjusted basis. This decline is due entirely to the inclusion of Unitymedia in the 2010 period, as it generates ARPU per customer that is considerably lower than our consolidated average, based in part on its low data and telephony penetrations. Excluding Unitymedia, our consolidated ARPU per customer would have been $39.26, representing 6% FX-adjusted growth over the comparable 2009 period. Each of our segments contributed to this positive year-over-year FX-adjusted growth, including Telenet and UPC Broadband (excluding Unitymedia), which realized FX-neutralized ARPU per customer growth of 11% and 5%, respectively.

Operating Cash Flow

As compared to the corresponding prior year periods, OCF increased 21% to $985 million and 26% to $1.96 billion for the three and six months ended June 30, 2010, respectively. In terms of rebased growth, adjusting for both FX and acquisitions, we achieved growth of 5% for both the three and six months ended June 30, 2010, as compared to the respective prior year periods. For rebased OCF growth in the second quarter, key performers on a regional basis included our operation in Chile which achieved 7% rebased OCF growth, and our Western European operations (including Belgium), which posted rebased OCF growth of 6%.

Our rebased growth was driven largely by the results of three Western European markets, Germany, Belgium and the Netherlands, which collectively delivered rebased OCF growth of 9% for both the three and six months ended June 30, 2010, as compared to the corresponding prior year periods. In the second quarter, these three markets accounted for the majority of our quarterly consolidated OCF. Offsetting rebased growth in Western Europe and Chile, we realized negative 4% year-over-year growth in our CEE operations, largely as a result of our CEE DTH and Hungarian and Romanian cable operations. The decline in the OCF of our CEE DTH operations is partially attributable to costs incurred in connection with the centralization of these operations in Luxembourg.

Our consolidated OCF margin(11) for the three and six months ended June 30, 2010 were 45.3% and 45.0%, respectively. These OCF margins reflect increases of 50 and 60 basis points over the corresponding prior year periods. Our margin improvement was directly attributable to the inclusion of Unitymedia, which attained system-level OCF margins of 57.5% for Q2 2010 and 56.5% for the six months ended June 30, 2010. Excluding Unitymedia’s cable operation and excluding arena, our consolidated OCF margins for Q2 and year-to-date 2010 would have been approximately 43.5% and 43.6%, respectively, down 130 and 80 basis points, respectively, as compared to the corresponding prior year periods. The year-over-year margin decline during the second quarter is largely attributable to slightly lower gross margins along with higher selling and advertising costs.

PRESS RELEASE

Operating Income

For the three and six months ended June 30, 2010, operating income increased to $327 million and $630 million, respectively, as compared to $149 million and $385 million for the three and six months ended June 30, 2009, as the positive impacts of higher OCF and lower impairment and restructuring charges were only partially offset by the negative impact of increased depreciation and amortization.

Net Earnings (Loss) Attributable to LGI Stockholders

We reported a net loss attributable to LGI stockholders (“Net Loss”) of $686 million or $2.66 per basic and diluted share for the three months ended June 30, 2010, as compared to a Net Loss of $93 million or $0.34 per basic and diluted share for the three months ended June 30, 2009. The increased Net Loss in Q2 2010 was driven largely by higher foreign currency transaction losses, which are predominantly non-cash, and higher interest and income tax expense. These items were only partially offset by improved operating income and gains on derivative instruments.

For the six months ended June 30, 2010, we generated net earnings attributable to LGI stockholders (“Net Earnings”) of $51 million or $0.19 per basic and diluted share, as compared to a Net Loss of $392 million or $1.43 per basic and diluted share for the corresponding prior year period. Our Net Earnings for the 2010 six-month period includes the gain that we realized on the disposal of our J:COM interest. The impact of this gain was partially offset by the net effect of higher foreign currency transaction losses, higher interest expense, lower losses on derivative instruments, and higher operating income.

For the three months ended June 30, 2010 and 2009, our basic and diluted per share calculations utilized weighted average common shares outstanding of 257 million and 272 million, respectively. For the six-month basic and diluted per share calculations, we used 262 million and 274 million weighted average shares for the six months ended June 30, 2010 and 2009, respectively.

Capital Expenditures and Free Cash Flow

For the three and six months ended June 30, 2010, our capital expenditures were $434 million and $839 million, respectively, as compared to $423 million and $836 million for the three and six months ended June 30, 2009, respectively. In the 2010 year-to-date period, our capital expenditures have declined markedly to 20% and 19% of revenue for the three and six months ended June 30, 2010, respectively, as compared to 23% and 24% of revenue, respectively, for the same periods in 2009. The overall reduction in capital expenditures as a percentage of revenue is attributable to higher revenue and relatively flat capital expenditures.  Our capital expenditures remained relatively flat, as compared to the corresponding prior year periods, as the increase associated with the inclusion of Unitymedia’s capital expenditures during the 2010 periods was largely offset by lower expenditures within our customer premise equipment and upgrade and rebuild categories.

On a reporting segment basis, the largest contributor to our declining capital expenditures as a percentage of revenue was UPC Broadband (excluding Unitymedia), which had overall capital expenditures as a percentage of revenue of 20% in the six months ended June 30, 2010, as compared to 25% for the same period in 2009. The inclusion of Unitymedia in the 2010 year-to-date period at UPC Broadband increases the percentage incrementally from 20% to 21% for UPC Broadband. Overall, we expect that our level of capital expenditures as a percentage of revenue will be higher in the remainder of the year, as compared to our first half results, due in part to the timing of projects and the phasing of our capital spend.

With respect to FCF, we generated negative FCF of $83 million for the three months ended June 30, 2010 and positive FCF of $146 million for the six months ended June 30, 2010. This compares to positive FCF of $97 million and $122 million for the three and six months ended June 30, 2009, respectively. For Q2, we experienced a decline in FCF as compared to the prior year period, as a result of significantly lower cash flow from continuing operations. The primary drivers of this decline were (i) higher year-over-year cash interest and derivative payments of approximately $222 million, and (ii) U.S. tax payments of $126 million in Q2 relating to the disposition of our J:COM interest.

In terms of Adjusted FCF, for the three and six months ended June 30, 2010, we realized $62 million and $358 million, respectively. As further described on page 15, Adjusted FCF adjusts FCF to include Unitymedia’s FCF for

PRESS RELEASE

the pre-acquisition Q1 2010 period and to eliminate certain material non-recurring impacts of the acquisition of Unitymedia (the “Unitymedia Transaction”) and the divestiture of our J:COM interest (the “J:COM Transaction”).

Leverage and Liquidity

At June 30, 2010, we had total debt(12) of $20.4 billion and cash and cash equivalents of $3.5 billion, for net debt(13) of $16.8 billion. As compared to March 31, 2010, our Q2 debt balance decreased by $1.4 billion and our cash position decreased by $677 million. The reduction in our quarterly debt position was due largely to the translation impact associated with our euro-denominated borrowings, as the U.S. dollar appreciated against the euro during the second quarter. Additionally, we also repurchased an aggregate principal amount of approximately €71 million ($87 million at the transaction dates) of our UnitedGlobalCom convertible notes during the second quarter. As it pertains to the sequential decrease in our cash position, both the strengthening U.S. dollar and the convertible note repurchase noted above were contributing factors, however stock repurchase activity was the primary factor in our lower cash balance.

At June 30, 2010, approximately 4% of our total debt was due through 2012 and over 75% of our debt matures in 2015 and beyond. We estimate that our debt borrowing cost including swap costs(14) was approximately 7.6% at quarter-end. We finished Q2 with gross and net debt ratios(15) of approximately 5.2x and 4.3x, respectively. These ratios decline to 4.9x and 4.0x, after excluding our $1.0 billion loan that is backed by the shares we hold in Sumitomo Corporation.

In terms of borrowing capacity, we had approximately $1.3 billion at June 30, 2010, as represented by the maximum undrawn commitment under each of our credit facilities.(16) This capacity was largely attributable to our credit facilities at UPC Broadband Holding (75% of total) and Telenet (17% of total). Upon completion of our second quarter compliance reporting requirements, we estimate that approximately €170 million ($208 million) of UPC Broadband Holding’s capacity will be available.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2010 outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and increase our ARPU per customer and improve our OCF margins; our assessment of our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for continued stock buybacks, and our ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance; our expectations with respect to tax payments arising from the J:COM Transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our

PRESS RELEASE

FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800
K.C. Dolan	+1 303.220.6686

1                                           We disposed of our interest in J:COM on February 18, 2010 and sold UPC Slovenia on July 15, 2009. The results of operations, subscriber metrics and cash flows of J:COM and UPC Slovenia have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations.

2                                           Please see page 21 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis.

3                                           Please see page 13 for our operating cash flow definition and the required reconciliation.

4                                           For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three and six months ended June 30, 2009 and (iii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. Unless otherwise noted, rebased growth rates presented herein exclude Unitymedia’s arena business. Please see page 10 for supplemental information, including additional information with respect to the treatment of arena in our rebased growth calculations.

5                                           Free cash flow or FCF is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. We also present Adjusted FCF which adjusts FCF to include Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material non-recurring impacts of the Unitymedia and J:COM Transactions, specifically the costs associated with Unitymedia’s pre-acquisition debt, direct acquisition costs of the Unitymedia Transaction, U.S. cash tax payments resulting from the gain on the J:COM Transaction and the related recognition of accumulated excess tax benefits from stock-based compensation. Please see page 15 for more information on FCF and Adjusted FCF and the required reconciliations.

6                                           Advanced services represent our services related to digital video, including digital cable and direct-to-home satellite (“DTH”), broadband internet and telephony.

7                                           Consolidated total liquidity refers to our consolidated cash plus the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

8                                           All quarterly subscriber/RGU additions or losses refer to organic changes, unless otherwise noted.

9                                           Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

10                                      ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships, as the case may be, for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC is not adjusted for currency impacts.

11                                      OCF margin is calculated by dividing OCF by total revenue for the applicable period.

12                                      Total debt includes capital lease obligations.

13                                      Net debt is defined as total debt less cash and cash equivalents.

14                                      Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

15                                      Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter.

16                                      The $1.3 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2010	December 31, 2009
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$3,507.4	$3,269.6
Trade receivables, net	678.1	1,016.7
Deferred income taxes	254.0	504.2
Derivative instruments	177.9	157.6
Other current assets	257.8	330.1
Total current assets	4,875.2	5,278.2

Restricted cash	11.5	4,135.8
Investments	818.0	1,008.6
Property and equipment, net	9,970.6	12,010.7
Goodwill	10,647.1	13,353.8
Intangible assets subject to amortization, net	2,130.1	2,130.0
Other assets, net	1,713.8	1,982.8

Total assets	$30,166.3	$39,899.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$499.6	$734.9
Deferred revenue and advance payments from subscribers and others	740.6	886.4
Current portion of debt and capital lease obligations	483.4	487.7
Derivative instruments	568.1	741.6
Accrued interest	231.7	168.6
Other accrued and current liabilities	1,572.9	1,516.7
Total current liabilities	4,096.3	4,535.9

Long-term debt and capital lease obligations	19,869.0	25,364.9
Deferred tax liabilities	1,127.4	890.5
Other long-term liabilities	2,025.5	2,611.5
Total liabilities	27,118.2	33,402.8

Commitments and contingencies

Equity:
Total LGI stockholders	2,699.7	3,120.1
Noncontrolling interests	348.4	3,377.0
Total equity	3,048.1	6,497.1

Total liabilities and equity	$30,166.3	$39,899.9

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions, except per share amounts
Revenue	$2,172.7	$1,811.2	$4,351.6	$3,508.7

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	800.7	687.2	1,628.5	1,345.6
Selling, general and administrative (including stock-based compensation)	419.7	345.0	829.6	663.5
Depreciation and amortization	590.9	507.0	1,180.1	990.3
Impairment, restructuring and other operating charges, net	34.9	123.3	83.3	124.0
	1,846.2	1,662.5	3,721.5	3,123.4
Operating income	326.5	148.7	630.1	385.3

Non-operating income (expense):
Interest expense	(317.0)	(192.1)	(660.2)	(380.2)
Interest and dividend income	5.2	6.1	18.2	27.3
Realized and unrealized gains (losses) on derivative instruments, net	146.8	(393.6)	(363.7)	(546.1)
Foreign currency transaction gains (losses), net	(758.3)	282.3	(893.4)	37.1
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(28.9)	87.3	23.7	67.2
Gains (losses) on debt modifications	(2.8)	(24.3)	0.3	(24.3)
Other expense, net	(1.7)	(1.1)	(1.8)	(2.6)
	(956.7)	(235.4)	(1,876.9)	(821.6)
Loss from continuing operations before income taxes	(630.2)	(86.7)	(1,246.8)	(436.3)

Income tax benefit (expense)	(26.1)	29.4	(42.8)	10.6

Loss from continuing operations	(656.3)	(57.3)	(1,289.6)	(425.7)

Discontinued operations:
Earnings from discontinued operations, net of taxes	—	58.3	47.6	183.0
Gain (adjustment to gain) on disposal of discontinued operations, net of taxes	(19.6)	—	1,372.6	—
	(19.6)	58.3	1,420.2	183.0

Net earnings (loss)	(675.9)	1.0	130.6	(242.7)

Net earnings attributable to noncontrolling interests	(9.6)	(94.1)	(79.5)	(149.1)

Net earnings (loss) attributable to LGI stockholders	$(685.5)	$(93.1)	$51.1	$(391.8)

Basic and diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(2.58)	$(0.35)	$(5.03)	$(1.70)
Discontinued operations	(0.08)	0.01	5.22	0.27
	$(2.66)	$(0.34)	$0.19	$(1.43)

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2010	2009
	in millions
Cash flows from operating activities:
Net earnings (loss)	$130.6	$(242.7)
Earnings from discontinued operations	(1,420.2)	(183.0)
Loss from continuing operations	(1,289.6)	(425.7)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	2,274.9	1,383.5
Net cash provided by operating activities of discontinued operations	169.1	633.4
Net cash provided by operating activities	1,154.4	1,591.2

Cash flows from investing activities:
Proceeds received upon disposition of discontinued operations, net of deconsolidated cash and disposal costs	3,163.8	—
Cash paid in connection with acquisitions, net of cash acquired	(2,636.3)	(2.8)
Capital expended for property and equipment	(839.4)	(835.6)
Other investing activities, net	3.7	(14.5)
Net cash used by investing activities of discontinued operations	(88.4)	(248.0)
Net cash used by investing activities	(396.6)	(1,100.9)

Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(4,603.9)	(365.6)
Borrowings of debt	1,469.5	767.5
Decrease in cash collateral	3,557.8	—
Repurchase of LGI common stock	(554.9)	(206.9)
Net cash paid related to derivative instruments	(130.8)	(20.3)
Excess tax benefits from stock-based compensation	34.4	—
Payment of deferred financing costs	(29.8)	(61.0)
Other financing activities, net	19.7	(8.6)
Net cash used by financing activities of discontinued operations	(22.2)	(173.1)
Net cash used by financing activities	(260.2)	(68.0)

Effect of exchange rate changes on cash:
Continuing operations	(273.1)	(31.1)
Discontinued operations	13.3	(12.3)
Total	(259.8)	(43.4)

Net increase in cash and cash equivalents:
Continuing operations	166.0	178.9
Discontinued operations	71.8	200.0
Total	237.8	378.9

Cash and cash equivalents:
Beginning of period	3,269.6	1,374.0
End of period	$3,507.4	$1,752.9

Cash paid for interest:
Continuing operations	$512.2	$366.6
Discontinued operations	10.3	37.5
Total	$522.5	$404.1

Net cash paid for taxes:
Continuing operations	$145.3	$9.5
Discontinued operations	0.9	113.8
Total	$146.2	$123.3

PRESS RELEASE

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2010, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications and/or DTH services, including video, voice and broadband internet services. Certain segments also provide business-to-business services. At June 30, 2010, our operating segments in the UPC Broadband Division provided services in 10 European countries. Unitymedia’s broadband communications operations are reported in our Germany segment, while Unitymedia’s DTH operations are included in our corporate and other category. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. Telenet, VTR and Austar provide broadband communications services in Belgium, Chile and Australia, respectively. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico, (b) video programming and other services in Europe and Argentina and (c) DTH operations in Germany (“arena”) and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

During the first quarter of 2010, we initiated the process of centralizing the UPC Broadband Division’s DTH operations into a Luxembourg-based organization and began reporting the DTH operations under a centralized management structure within the UPC Broadband Division’s Central and Eastern Europe reportable segment. Previously, these operations, which provide DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, were managed by the respective local management in these countries with support from the UPC Broadband Division’s central operations, and accordingly, were included in the results of the UPC Broadband Division’s Central and Eastern Europe and central operations segments. As a result of this change, the DTH operating results that were previously reported in the UPC Broadband Division’s central operations are now reported within UPC Broadband’s Central and Eastern Europe segment. Segment information for all periods presented has been restated to reflect this change and to present UPC Slovenia and J:COM as discontinued operations. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three and six months ended June 30, 2009 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2010, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three and six months ended June 30, 2009 to the same extent that the revenue and OCF of such entities are excluded from our results for the three and six months ended June 30, 2010, and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2009 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2010. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2009 include Unitymedia and four small acquisitions in Europe. The disposed and deconsolidated entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the three and the six months ended June 30, 2009 were three of Chellomedia’s programming distribution businesses. For the three months and six months ended June 30, 2010, we consolidated approximately $4 million and $7 million of revenue, respectively, and no appreciable OCF in either period from arena. For the comparable periods in 2009, arena revenue was approximately $111 million and $207 million, respectively, and OCF was approximately $4 million and $18 million, respectively. The revenue and OCF decline reflects the substantial changes in arena’s business during 2009, including the expiration of its right to broadcast certain premium sports broadcasting content during June 2009. On June 15, 2010, we announced that we would close down arena effective September 30, 2010. As a result, we are excluding arena from our rebase growth calculations unless otherwise noted and we expect arena will be treated as a discontinued operation beginning in our third quarter 2010 reporting. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2009 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2009 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a

PRESS RELEASE

comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$293.9	$—	$293.9	N.M.	N.M.	—
The Netherlands	274.3	277.4	(3.1)	(1.1)	5.8	—
Switzerland	250.5	248.7	1.8	0.7	0.5	—
Other Western Europe	194.7	202.6	(7.9)	(3.9)	2.9	—
Total Western Europe	1,013.4	728.7	284.7	39.1	43.5	3.4
Central and Eastern Europe	264.8	270.7	(5.9)	(2.2)	(0.2)	0.0
Central operations	0.5	0.3	0.2	N.M.	N.M.	—
Total UPC Broadband Division	1,278.7	999.7	279.0	27.9	31.7	2.7

Telenet (Belgium)	410.2	397.7	12.5	3.1	10.5	8.2
VTR (Chile)	191.3	172.7	18.6	10.8	3.9	3.9
Austar (Australia)	156.5	127.6	28.9	22.6	5.8	5.8
Corporate and other	156.4	131.6	24.8	18.8	21.6	—
Intersegment eliminations	(20.4)	(18.1)	(2.3)	(12.7)	(21.2)	—

Total	$2,172.7	$1,811.2	$361.5	20.0	22.0	(0.5)

Total (excluding arena)						4.7

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$510.7	$—	$510.7	N.M.	N.M.	—
The Netherlands	569.8	544.3	25.5	4.7	5.1	—
Switzerland	510.8	486.8	24.0	4.9	0.6	—
Other Western Europe	408.9	397.0	11.9	3.0	3.4	—
Total Western Europe	2,000.2	1,428.1	572.1	40.1	38.9	3.5
Central and Eastern Europe	550.9	524.6	26.3	5.0	(1.0)	(0.9)
Central operations	0.7	0.3	0.4	N.M.	N.M.	—
Total UPC Broadband Division	2,551.8	1,953.0	598.8	30.7	28.2	2.5

Telenet (Belgium)	849.3	771.9	77.4	10.0	10.5	8.5
VTR (Chile)	373.3	328.5	44.8	13.6	1.9	1.9
Austar (Australia)	312.9	236.1	76.8	32.5	5.8	5.8
Corporate and other	305.6	256.0	49.6	19.4	16.6	—
Intersegment eliminations	(41.3)	(36.8)	(4.5)	(12.2)	(13.0)	—

Total	$4,351.6	$3,508.7	$842.9	24.0	19.7	(0.4)

Total (excluding arena)						4.4

N.M. — Not meaningful

PRESS RELEASE

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$169.0	$—	$169.0	N.M.	N.M.	—
The Netherlands	159.5	159.2	0.3	0.2	7.2	—
Switzerland	134.6	138.9	(4.3)	(3.1)	(3.3)	—
Other Western Europe	86.4	94.3	(7.9)	(8.4)	(1.9)	—
Total Western Europe	549.5	392.4	157.1	40.0	44.4	4.5
Central and Eastern Europe	129.1	135.5	(6.4)	(4.7)	(3.7)	(3.6)
Central operations	(39.5)	(34.1)	(5.4)	(15.8)	(22.7)	—
Total UPC Broadband Division	639.1	493.8	145.3	29.4	32.7	1.8

Telenet (Belgium)	208.7	208.4	0.3	0.1	7.2	8.2
VTR (Chile)	79.9	70.2	9.7	13.8	6.8	6.8
Austar (Australia)	53.4	45.8	7.6	16.6	0.3	0.3
Corporate and other	3.9	(5.9)	9.8	N.M.	N.M.	—

Total	$985.0	$812.3	$172.7	21.3	23.5	4.2

Total (excluding arena)						4.7

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$288.7	$—	$288.7	N.M.	N.M.	—
The Netherlands	328.7	311.9	16.8	5.4	5.8	—
Switzerland	276.7	269.4	7.3	2.7	(1.5)	—
Other Western Europe	185.0	183.1	1.9	1.0	1.4	—
Total Western Europe	1,079.1	764.4	314.7	41.2	39.9	4.3
Central and Eastern Europe	271.0	265.4	5.6	2.1	(4.2)	(4.1)
Central operations	(75.9)	(75.7)	(0.2)	(0.3)	(0.5)	—
Total UPC Broadband Division	1,274.2	954.1	320.1	33.5	30.8	2.7

Telenet (Belgium)	431.0	399.0	32.0	8.0	8.5	10.1
VTR (Chile)	150.0	131.6	18.4	14.0	2.3	2.3
Austar (Australia)	107.5	83.3	24.2	29.1	3.2	3.2
Corporate and other	(2.5)	(9.6)	7.1	N.M.	N.M.	—

Total	$1,960.2	$1,558.4	$401.8	25.8	21.9	3.7

Total (excluding arena)						4.6

N.M. — Not meaningful

PRESS RELEASE

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on settlement of contingent consideration.

Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions

Total segment operating cash flow from continuing operations	$985.0	$812.3	$1,960.2	$1,558.4
Stock-based compensation expense	(32.7)	(33.3)	(66.7)	(58.8)
Depreciation and amortization	(590.9)	(507.0)	(1,180.1)	(990.3)
Impairment, restructuring and other operating charges, net	(34.9)	(123.3)	(83.3)	(124.0)
Operating income	$326.5	$148.7	$630.1	$385.3

PRESS RELEASE

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2010:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$2,156.5	$—	$2,156.5	$2,568.6
UPC Holding[2] (excluding VTR)	9,988.5	27.7	10,016.2	115.9
VTR	—	1.2	1.2	142.4
Unitymedia	3,441.1	617.8	4,058.9	99.4
Telenet	2,681.4	375.8	3,057.2	488.7
Austar	655.1	—	655.1	58.5
Chellomedia	242.2	—	242.2	18.8
Liberty Puerto Rico	165.1	—	165.1	11.8
Other operating subsidiaries	—	—	—	3.3
Total LGI	$19,329.9	$1,022.5	$20,352.4	$3,507.4

Capital Expenditures

The following table highlights our capital expenditures per category for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions
Customer premises equipment	$158.8	$195.5	$336.8	$412.1
Scalable infrastructure	65.0	54.4	120.9	94.9
Line extensions	29.2	46.0	65.1	80.0
Upgrade/rebuild	38.3	63.0	74.6	129.6
Support capital	57.6	60.8	118.2	113.8
Unitymedia	72.6	—	107.9	—
Other including Chellomedia	12.9	3.4	15.9	5.2
Total capital expenditures	$434.4	$423.1	$839.4	$835.6

Capital expenditures as % of revenue	20.0%	23.4%	19.3%	23.8%

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]	Includes senior secured notes of UPCB Finance Limited.

PRESS RELEASE

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by the operating activities of our continuing operations less the capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. We also present Adjusted FCF which adjusts FCF to include Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material non-recurring impacts of the Unitymedia and J:COM Transactions, specifically the costs associated with Unitymedia’s pre-acquisition debt, direct acquisition costs of the Unitymedia Transaction, U.S. cash tax payments resulting from the gain on the J:COM Transaction and the related recognition of accumulated excess tax benefits from stock-based compensation. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions
Net cash provided by operating activities from continuing operations	$351.1	$520.1	$985.3	$957.8
Capital expenditures	(434.4)	(423.1)	(839.4)	(835.6)
FCF	$(83.3)	$97.0	$145.9	$122.2

FCF	$(83.3)	$97.0	$145.9	$122.2
Unitymedia FCF adjustment for pre-acquisition Q1 2010 period[3]	—	—	(42.0)	—
Post-acquisition payments associated with Unitymedia’s old capital structure[4]	7.2	—	44.8	—
Unitymedia direct acquisition costs[5]	12.4	—	49.3	—
Excess tax benefits from stock-based compensation[6]	—	—	34.3	—
Tax payments on J:COM disposal[7]	126.0	—	126.0	—
Adjusted FCF	$62.3	$97.0	$358.3	$122.2

[3]	Represents the estimated FCF of Unitymedia (exclusive of interest and derivative payments associated with Unitymedia’s pre-acquisition debt) during the pre-acquisition Q1 2010 period.
[4]

Represents interest and derivative payments on Unitymedia’s pre-acquisition debt during the post-acquisition period. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement. Unitymedia’s pre-acquisition debt was repaid on March 2, 2010 in connection with the push down of the UPC Germany notes. Payments on one of Unitymedia’s legacy derivative instruments will continue into 2011.

[5]

Represents the direct acquisition costs that were paid in connection with the Unitymedia Transaction. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement.

[6]

The Q1 2010 adjustment relates to previously accumulated excess tax benefits from stock-based compensation that were recognized in the quarter as a result of the tax liability arising from the J:COM Transaction. These excess tax benefits recognized for accounting purposes are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our cash flow statements.

[7]

We anticipate that our U.S. tax payments during 2010 will range from $225 million to $300 million. The actual income taxes to be paid by our U.S. tax group during 2010 will be a function of (i) the U.S. tax attributes available at December 31, 2010 to offset the liability resulting from the taxable gain and (ii) our other 2010 taxable activities in the U.S.

PRESS RELEASE

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at June 30, 2010, March 31, 2010, and June 30, 2009:8

	June 30, 2010	March 31, 2010	June 30, 2009	Q2’10 / Q1’10 (% Change)	Q2’10 / Q2’09 (% Change)
Total Customers
UPC Broadband	13,498,100	13,591,300	9,164,400	(0.7)%	47.3%
Telenet	2,303,100	2,318,000	2,374,000	(0.6)%	(3.0)%
VTR	1,066,200	1,050,700	1,038,800	1.5%	2.6%
Other	869,900	868,900	857,600	0.1%	1.4%
LGI Consolidated	17,737,300	17,828,900	13,434,800	(0.5)%	32.0%

Total Single-Play Customers	11,674,200	11,911,800	8,557,300	(2.0)%	36.4%
Total Double-Play Customers	2,569,800	2,541,400	2,337,300	1.1%	9.9%
Total Triple-Play Customers	3,493,300	3,375,700	2,540,200	3.5%	37.5%

% Double-Play Customers
UPC Broadband	12.8%	12.6%	16.8%	1.6%	(23.8)%
Telenet	25.0%	24.4%	22.7%	2.5%	10.1%
VTR	22.2%	22.1%	20.8%	0.5%	6.7%
LGI Consolidated	14.5%	14.3%	17.4%	1.4%	(16.7)%

% Triple-Play Customers
UPC Broadband	17.2%	16.4%	16.1%	4.9%	6.8%
Telenet	29.9%	29.0%	25.5%	3.1%	17.3%
VTR	41.8%	42.1%	42.1%	(0.7)%	(0.7)%
LGI Consolidated	19.7%	18.9%	18.9%	4.2%	4.2%

RGUs per Customer Relationship
UPC Broadband	1.47	1.45	1.49	1.4%	(1.3)%
Telenet	1.85	1.83	1.74	1.1%	6.3%
VTR	2.06	2.06	2.05	0.0%	0.5%
LGI Consolidated	1.54	1.52	1.55	1.3%	(0.6)%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship9 for the indicated periods:

	Three months ended June 30,					FX Neutral
	2010		2009		% Change	% Change[10]
UPC Broadband		€21.85		€23.50	(7.0)%	(9.9)%
UPC Broadband (excluding Unitymedia)		€25.34		€23.50	7.8%	4.5%
Telenet		€39.15		€35.17	11.3%	11.3%
VTR	CLP	29,112	CLP	28,727	1.3%	1.3%
Austar	AUD	72.94	AUD	70.62	3.3%	3.3%
LGI Consolidated		$34.07		$37.75	(9.7)%	(8.1)%
LGI (excluding Unitymedia)		$39.26		$37.75	4.0%	5.9%

[8]	Unitymedia cable is included in the June 30, 2010 and March 31, 2010 columns and is within UPC Broadband.
[9]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

[10]	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

PRESS RELEASE

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the second quarter of 2010. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of approximately €92 million in Q2 2010.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions
UPC Holding:[11]
Revenue	€924.1	€860.1	€1,818.6	€1,709.5
OCF	€432.3	€413.8	€855.2	€813.6

Chellomedia Programming:[11]
Revenue	€82.7	€61.5	€154.0	€124.3
OCF	€17.1	€13.0	€29.9	€27.1

	Debt, Cash and Leverage at June 30, 2010[12]
	Total Debt[13]	Cash	Sr. Leverage		Total Leverage
	in millions
UPC Holding	€8,173.2	€210.7	3.83	x	4.78	x
Chellomedia Programming	€197.6	€15.0	3.07	x	3.07	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. As UPC Holding and Chellomedia Programming use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). For additional discussion of OCF, please see page 13.  The following tables provide the appropriate reconciliations:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	in millions
UPC Holding
Total segment operating cash flow	€432.3	€413.8	€855.2	€813.6
Stock-based compensation expense	(5.8)	(5.8)	(10.5)	(4.8)
Depreciation and amortization	(244.8)	(263.9)	(490.7)	(524.7)
Related-party fees and allocations, net	0.2	(5.9)	(8.1)	(15.6)
Impairment, restructuring and other operating charges	(3.9)	(85.9)	(5.8)	(89.5)
Operating income	€178.0	€52.3	€340.1	€179.0
Chellomedia Programming
Total segment operating cash flow	€17.1	€13.0	€29.9	€27.1
Stock-based compensation expense	(0.3)	(0.2)	(0.5)	(0.4)
Depreciation and amortization	(6.0)	(5.8)	(12.0)	(11.8)
Related-party management fees	(3.3)	(1.8)	(5.3)	(4.6)
Impairment, restructuring and other operating charges	(21.6)	(1.1)	(21.6)	(1.4)
Operating income	€(14.1)	€4.1	€(9.5)	€8.9

[11]

The UPC Holding amounts for the three and six months ended June 30, 2009 have been recast to reflect a common control transfer that occurred during the fourth quarter of 2009 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. The Chellomedia Programming amounts for the three and six months ended June 30, 2009 have been recast to reflect a common control transfer that occurred during the first quarter of 2010 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two businesses from another LGI subsidiary to Chellomedia Programming.

[12]

In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on June 30, 2010 results, and are subject to completion of our second quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

[13]	Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflects third-party debt only.

PRESS RELEASE

Unitymedia Financial Review14

	Six months ended June 30,		Year ended December 31,
	2010	2009	2009	2008
	in millions
Revenue
Unitymedia Cable	€457.8	€437.9	€871.4	€820.7
arena	6.4	166.7	174.9	360.2
Consolidated Revenue	€464.2	€604.6	€1,046.3	€1,180.9

Operating Cash Flow
Unitymedia Cable	€258.0	€232.1	€480.2	€435.6
arena	0.2	18.1	14.8	47.2
Consolidated Operating Cash Flow	€258.2	€250.2	€495.0	€482.8

Capital Expenditures
Unitymedia Cable	€106.6	€111.4	€227.2	€216.0
arena	—	0.5	0.5	0.5
Consolidated Capital Expenditures	€106.6	€111.9	€227.7	€216.5

OCF Definition and Reconciliation

Operating cash flow is not a GAAP measure. As Unitymedia uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges). For additional discussion of OCF, please see page 13. The following table provides the appropriate reconciliations:

	Six months ended June 30,		Year ended December 31,
	2010	2009	2009	2008
	in millions
Operating Cash Flow	€258.2	€250.2	€495.0	€482.8
Stock-based compensation	(7.3)	(0.9)	(6.0)	—
Depreciation and amortization[15]	(185.8)	(142.2)	(291.5)	(267.0)
Other operating charges	(1.6)	(0.1)	(1.1)	(0.6)
Operating Income	€63.5	€107.0	€196.4	€215.2

[14]

In accordance with the indenture and agreements governing its debt instruments, Unitymedia prepares its consolidated financial statements in accordance with International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”). The financial information presented above is derived from unaudited condensed consolidated financial statement information that was converted to GAAP by making adjustments to Unitymedia’s EU-IFRS consolidated financial statements. As we did not own or operate Unitymedia for periods prior to January 28, 2010, no assurance can be given that we have identified all adjustments necessary to present the revenue, OCF and capital expenditures of Unitymedia in accordance with GAAP. The above financial information has been adjusted from the amounts previously reported in our Q1 2010 release to reflect the retrospective application of policies adopted by Unitymedia during the second quarter of 2010 to conform to our policies for capitalizing property and equipment. The financial information presented above should be read in conjunction with the EU-IFRS consolidated financial statements of Unitymedia as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, which consolidated financial statements can be found on our website (www.lgi.com). There are significant differences between EU-IFRS and GAAP.

[15]

Depreciation and amortization for the six months ended June 30, 2010 includes amounts calculated based on (i) Unitymedia’s historical cost basis for the period from January 1, 2010 through January 28, 2010 (the predecessor period) and (ii) LGI’s allocated cost basis arising from the consideration paid to acquire Unitymedia for the period from January 29, 2010 through June 30, 2010 (the successor period).  Although the combining of predecessor and successor amounts is not in accordance with GAAP, we have presented these amounts on a combined basis to assist the reader in making comparisons between the periods. The amounts presented for depreciation and amortization for the six months ended June 30, 2009 and the years ended December 31, 2009 and 2008 are calculated based on Unitymedia’s historical cost basis.

PRESS RELEASE

	Consolidated Operating Data – June 30, 2010
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	8,816,600	8,188,100	4,562,300	5,872,500	3,053,200	1,455,500	—	—	4,508,700	8,188,100	682,000	8,188,100	681,800
The Netherlands(13)	2,777,300	2,620,500	1,933,600	3,405,100	1,102,700	828,200	—	—	1,930,900	2,659,800	794,800	2,630,500	679,400
Switzerland(13)	2,016,600	1,702,500	1,576,000	2,353,200	1,124,400	414,600	—	—	1,539,000	2,072,700	496,200	2,072,700	318,000
Austria	1,164,500	1,164,500	709,600	1,271,300	280,600	250,300	—	—	530,900	1,164,500	433,600	1,164,500	306,800
Ireland	878,000	621,000	531,200	742,400	126,800	298,400	—	69,500	494,700	621,000	170,000	544,000	77,700
Total Western Europe	15,653,000	14,296,600	9,312,700	13,644,500	5,687,700	3,247,000	—	69,500	9,004,200	14,706,100	2,576,600	14,599,800	2,063,700
Hungary	1,240,800	1,226,300	881,200	1,382,100	382,400	207,500	179,500	—	769,400	1,226,300	350,400	1,228,700	262,300
Romania	2,068,500	1,626,400	1,178,600	1,589,400	737,100	254,000	187,400	—	1,178,500	1,626,400	263,500	1,564,500	147,400
Poland	2,033,000	1,890,400	1,085,300	1,707,800	718,900	295,000	—	—	1,013,900	1,890,400	485,200	1,890,000	208,700
Czech Republic	1,321,800	1,212,000	767,900	1,199,900	133,500	397,200	94,900	—	625,600	1,212,000	392,200	1,207,900	182,100
Slovakia	492,400	438,500	272,400	358,400	154,500	73,700	31,200	3,200	262,600	401,300	65,500	401,300	30,300
Total Central & Eastern Europe	7,156,500	6,393,600	4,185,400	6,237,600	2,126,400	1,227,400	493,000	3,200	3,850,000	6,356,400	1,556,800	6,292,400	830,800
Total UPC Broadband Division	22,809,500	20,690,200	13,498,100	19,882,100	7,814,100	4,474,400	493,000	72,700	12,854,200	21,062,500	4,133,400	20,892,200	2,894,500

Telenet (Belgium)	2,806,300	2,806,300	2,303,100	4,256,900	1,185,500	1,117,500	—	—	2,303,000	2,806,300	1,174,100	2,806,300	779,800

The Americas:
VTR (Chile)	2,627,500	1,978,200	1,066,200	2,194,100	328,700	570,200	—	—	898,900	1,978,200	676,200	1,966,800	619,000
Puerto Rico	349,800	349,800	122,600	213,700	—	84,800	—	—	84,800	349,800	78,700	349,800	50,200
Total The Americas	2,977,300	2,328,000	1,188,800	2,407,800	328,700	655,000	—	—	983,700	2,328,000	754,900	2,316,600	669,200

Austar (Australia)	2,524,200	—	747,300	747,300	—	—	747,100	—	747,100	30,400	200	—	—

Grand Total	31,117,300	25,824,500	17,737,300	27,294,100	9,328,300	6,246,900	1,240,100	72,700	16,888,000	26,227,200	6,062,600	26,015,100	4,343,500

PRESS RELEASE

	Subscriber Variance Table – June 30, 2010 vs. March 31, 2010
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	14,900	73,200	(9,600)	72,600	(55,700)	40,900	—	—	(14,800)	73,200	43,400	73,200	44,000
The Netherlands	7,800	7,000	(10,700)	38,300	(46,900)	36,300	—	—	(10,600)	7,300	23,300	7,300	25,600
Switzerland	13,300	3,300	(3,500)	6,300	(20,300)	17,600	—	—	(2,700)	9,500	3,400	9,500	5,600
Austria	2,500	2,500	(2,700)	9,900	(11,900)	9,300	—	—	(2,600)	2,500	3,000	2,500	9,500
Ireland	4,300	15,900	(2,700)	13,900	(11,700)	9,400	—	(2,600)	(4,900)	15,900	10,000	22,700	8,800
Total Western Europe	42,800	101,900	(29,200)	141,000	(146,500)	113,500	—	(2,600)	(35,600)	108,400	83,100	115,200	93,500
Hungary	3,900	3,700	(9,800)	(3,500)	(29,300)	21,800	(4,000)	—	(11,500)	3,700	4,000	3,600	4,000
Romania	100	(116,700)	(40,700)	(54,400)	(54,000)	8,400	4,800	—	(40,800)	8,700	(7,900)	8,600	(5,700)
Poland	6,300	11,900	(2,000)	20,600	(30,200)	31,000	—	—	800	11,900	10,100	11,800	9,700
Czech Republic	2,800	2,800	(6,700)	15,300	(9,300)	9,200	(4,500)	—	(4,600)	2,800	13,200	2,800	6,700
Slovakia	500	400	(4,800)	(2,200)	(11,900)	6,300	200	(300)	(5,700)	900	1,900	900	1,600
Total Central & Eastern Europe	13,600	(97,900)	(64,000)	(24,200)	(134,700)	76,700	(3,500)	(300)	(61,800)	28,000	21,300	27,700	16,300
Total UPC Broadband Division	56,400	4,000	(93,200)	116,800	(281,200)	190,200	(3,500)	(2,900)	(97,400)	136,400	104,400	142,900	109,800

Telenet (Belgium)	6,200	6,200	(14,900)	26,300	(67,400)	52,400	—	—	(15,000)	6,200	24,500	6,200	16,800

The Americas:
VTR (Chile)	36,700	35,100	15,500	26,800	(20,300)	25,700	—	—	5,400	35,100	22,300	36,000	(900)
Puerto Rico	1,300	1,300	(2,300)	(900)	—	(1,200)	—	—	(1,200)	1,300	300	1,300	—
Total The Americas	38,000	36,400	13,200	25,900	(20,300)	24,500	—	—	4,200	36,400	22,600	37,300	(900)

Austar (Australia)	6,200	—	3,300	3,300	—	—	3,300	—	3,300	—	—	—	—

Grand Total	106,800	46,600	(91,600)	172,300	(368,900)	267,100	(200)	(2,900)	(104,900)	179,000	151,500	186,400	125,700

ORGANIC GROWTH SUMMARY:
UPC Broadband Division (excluding Germany)	32,800	55,300	(87,100)	40,700	(229,000)	149,300	(3,500)	(2,900)	(86,100)	62,400	61,000	69,700	65,800
Germany	14,900	73,200	(9,600)	72,600	(55,700)	40,900	—	—	(14,800)	73,200	43,400	73,200	44,000
Total UPC Broadband Division	47,700	128,500	(96,700)	113,300	(284,700)	190,200	(3,500)	(2,900)	(100,900)	135,600	104,400	142,900	109,800
Telenet (Belgium)	6,200	6,200	(14,900)	26,300	(67,400)	52,400	—	—	(15,000)	6,200	24,500	6,200	16,800
The Americas	38,000	36,400	13,200	25,900	(20,300)	24,500	—	—	4,200	36,400	22,600	37,300	(900)
Austar (Australia)	6,200	—	3,300	3,300	—	—	3,300	—	3,300	—	—	—	—
Total Organic Change	98,100	171,100	(95,100)	168,800	(372,400)	267,100	(200)	(2,900)	(108,400)	178,200	151,500	186,400	125,700

ADJUSTMENTS:
Q2’10 Acquisition - Wicab AG Netz (Switzerland)	2,700	—	2,700	2,700	2,700	—	—	—	2,700	—	—	—	—
Q2’10 Acquisition - Broadworks (Ireland)	5,800	—	800	800	800	—	—	—	800	—	—	—	—
Q2’10 Romania adjustment	—	(125,300)	—	—	—	—	—	—	—	—	—	—	—
Q2’10 Ireland adjustment	200	800	—	—	—	—	—	—	—	800	—	—	—
Net Adjustments	8,700	(124,500)	3,500	3,500	3,500	—	—	—	3,500	800	—	—	—

Total Net Adds (Reductions)	106,800	46,600	(91,600)	172,300	(368,900)	267,100	(200)	(2,900)	(104,900)	179,000	151,500	186,400	125,700

PRESS RELEASE

Footnotes for Operating Data and Subscriber Variance Tables

(1)                        Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)                        Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)                        Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)                        Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)                        Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 428,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)                        Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 36,100 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)                        DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite. In light of our decision to close down the operations of Unitymedia’s arena segment effective September 30, 2010, the reported number of DTH Subscribers at June 30, 2010 does not include the arena segment’s 49,100 DTH subscribers.

(8)                        MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)                        Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)                  Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 80,000 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. Unitymedia offers a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 5,100 subscribers within such housing associations who have requested and received a modem that enables the receipt of Unitymedia’s 128Kbps wholesale internet service.

(11)                  Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)                  Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 54,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)                  Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At June 30, 2010, Cablecom’s partner networks account for 108,200 Customer Relationships, 157,300 RGUs, 71,600 Digital Cable Subscribers, 370,200 Internet and Telephony Homes Serviceable, 51,900 Internet Subscribers, and 33,800 Telephony Subscribers. In addition, partner networks account for 475,200 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2010 subscriber table.

Additional General Notes to Tables:

With respect to Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary, Belgium and Romania.

We generally do not count customers of these services as subscribers, customers or RGUs. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.